SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 10 )*


                              Life Cell Corporation
                                (Name of Issuer)

                          Common Stock, $.001 par value
                         (Title of Class of Securities)

                                   531927 10 1
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person=s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be Afiled@ for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                        (Continued on following page(s))

                                Page 1 of 5 Pages

CUSIP No._531927 10 1_                 13G                  Page 2 of 5 Pages
-----------------------------------------------------------------------------



1           NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            The Allstate Corporation
            36-3871531
----------- -----------------------------------------------------------------

2           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *        (a) [ ]
                                                                      (b) [ ]
            N/A
----------- -----------------------------------------------------------------

3           SEC USE ONLY


----------- -----------------------------------------------------------------

4           CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware

----------- -----------------------------------------------------------------

                            5        SOLE VOTING POWER
        NUMBER OF
          SHARES                     334,109
--------------------------- -------- ----------------------------------------

       BENEFICIALLY         6        SHARED VOTING POWER
         OWNED BY
           EACH                      0
--------------------------- -------- ----------------------------------------

  REPORTING PERSON WITH     7        SOLE DISPOSITIVE POWER

                                     334,109
--------------------------- -------- ----------------------------------------

                            8        SHARED DISPOSITIVE POWER

                                     0
--------------------------- -------- ----------------------------------------

9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            334,109
----------- -----------------------------------------------------------------

10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW(9)EXCLUDES CERTAIN SHARES*

            N/A
----------- ------------------------------------------------------------------

11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            3.04%
----------- ------------------------------------------------------------------

12          TYPE OF REPORTING PERSON*
            HC

----------- ------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1            (a)     Name of Issuer:

                               LifeCell Corporation

                  (b)     Address of Issuer's Principal Executive Offices:

                               3606 Research Forest Drive
                               The Woodlands, TX 77381

Item 2            (a)     Name of Person Filing:

                               The Allstate Corporation

                  (b)     Address of Principal Business Office:

                               2775 Sanders Road
                               Northbrook, Illinois 60062-6127

                  (c)     Citizenship:
                               Delaware

                  (d)     Title of Class of Securities:
                               Shares of Common Stock

                  (e)     CUSIP Number:
                               531927 10 1

Item 3 If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a) (  ) Broker or Dealer registered under Section 15 of the
                           Act

                  (b) (  ) Bank as defined in section 3(a)(6) of the Act

                  (c) (  ) Insurance Company as defined in Section 3(a)(19) of the Act

                  (d  (  ) Investment Company registered under section 8 of the
                           Investment Company Act

                  (e) (  ) Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

                  (f) (  ) Employee  Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see subparagraph 240.13d-1(b)(1)(ii)(F)

                  (g) (XX) Parent Holding Company, in accordance with
                           sub-paragraph  240.13d-1(b)(ii)(G) (Note: See Item 7)

                  (h) (  ) Group, in accordance with subparagraph 240.13d-1
                           (b)(1)(ii)(H)

                                Page 3 of 5 Pages

Item 4                     Ownership.

                                    If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

                  (a)               Amount Beneficially Owned:
                                            334,109

                  (b)               Percent of Class:
                                            3.04%

                  (c) Number of shares as to which such person (1) has:

                                    (i)   sole power to vote or to direct the
                                          vote
                                                              334,109

                                    (ii)  shared power to vote or to direct the
                                          vote
                                                              0

                                    (iii) sole power to dispose or to direct the
                                          disposition of
                                                              334,109

                                    (iv)  shared power to dispose or to direct
                                          the disposition of
                                                              0

Item 5            Ownership of Five Percent or Less of a Class.

                           If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following (X).

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person.





------------------------------------------------------------------------------
------------------------------------------------------------------------------
(1)
         Allstate Insurance Company, a wholly owned subsidiary of The Allstate Corporation, beneficially owns 334,109 Shares of Common Stock.




                                Page 4 of 5 Pages

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security being Reported on by the Parent Holding Company.

                                    Allstate Insurance Company is an insurance company as that term is defined in Section 3(a)(19) of the Securities Exchange Act of 1934.

Item 8            Identification and Classification of Members of the Group.

                                    N/A

Item 9            Notice of Dissolution of Group.

                                    N/A

Item 10           Certification.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 22, 1997


                                              THE ALLSTATE CORPORATION


                                              By ALLSTATE INSURANCE COMPANY


                                              By /s/ Mary J. McGinn
                                                 ___________________
                                                     Mary J. McGinn
                                                     Vice President













                                Page 5 of 5 Pages